EXECUTION COPY

CREDIT AND SECURITY AGREEMENT BY AND BETWEEN MICRO MOTORS, INC. AND WELLS FARGO BUSINESS CREDIT, INC.
May 28, 2002

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CREDIT AND SECURITY AGREEMENT

Dated as of May 28, 2002

                MICRO MOTORS, INC., a Colorado corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1              Definitions.         For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the meanings assigned to them in this Section or in the Section referenced after such term:

                "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

                "Accounts" means all of Borrower's now owned or hereafter acquired right, title, and interest with respect to "accounts" (as that term is defined in the UCC), and any and all supporting obligations in respect thereof.

                "Advance" means a Revolving Advance.

                "Affiliate" means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

                "Agreement" means this Credit and Security Agreement.

                "Affiliate Borrower" means Oregon Micro Systems, Inc., an Oregon corporation.

                "Affiliate Credit Agreement" means that certain Credit and Security Agreement, dated as of even date herewith, between the Affiliate Borrower and the Lender, as the same may be amended or restated from time to time.

                "Affiliate Loan Documents" means the "Loan Documents" as such term is defined in the Affiliate Credit Agreement.

                "Affiliate Obligations" means the "Obligations" as such term is defined in the Affiliate Credit Agreement.

                "Applicable Margin" means the margin set forth in the table below opposite the applicable average outstanding Advances, calculated as of the date of determination:

Average Outstanding Advances	Applicable Margin
$2,100,000 for 60 consecutive days	1.50 percentage points (150 basis points)
$2,400,000 for 60 consecutive days	1.25 percentage points (125 basis points)
$3,000,000 for 60 consecutive days	1.00 percentage points (100 basis points)

                "Availability" means the difference of (i) the Borrowing Base and (ii) the sum of (A) the outstanding principal balance of the Revolving Note, (B) the L/C Amount, and (C) the Affiliate Obligations.

                "Banking Day" means a day on which the Federal Reserve Bank of New York is open for Business.

                "Bankruptcy Code" means the United States Bankruptcy Code, as in effect from time to time.

                "Base Rate" means the rate of interest publicly announced from time to time by Wells Fargo Bank National Association at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto.

                "Book Net Worth" means the aggregate of the common and preferred stockholders' equity in the Borrower, determined in accordance with GAAP.

                "Borrowing Base" means at any time the lesser of:

                                (a)                the Maximum Line; or

                                (b)               80% of Eligible Accounts less the amount, if any, of the Dilution Reserve.

Provided, however, the Lender may reduce the advance rates or create additional reserves against the Eligible Accounts, in its sole and absolute discretion, without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Effect.

                "Capital Expenditures" means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions thereto, which are capitalized on the Borrower's balance sheet.

                "Change of Control" means the occurrence of any of the following events:

                                (a)                any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the voting power of all classes of voting stock of the Borrower.

                                (b)               During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

                                (c)                Frank A. Zagar shall cease to actively manage the Borrower's day-to-day business activities.

                "Collateral" means all of the Borrower's Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; and (viii) proceeds of any and all of the foregoing.

                "Collateral Account" means the "Lender Account" as defined in the Lockbox and Collection Account Agreement.

                "Commitment" means the Lender's commitment to make Advances to, and to cause the Issuer to issue Letters of Credit for the account of, the Borrower pursuant to Article II.

                "Constituent Documents" means with respect to any Person, as applicable, such Person's certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person's existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person's owners.

                "Copyright Security Agreement" means the Copyright Security Agreement by the Borrower in favor of the Lender of even date herewith.

                "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

                "Default" means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

                "Default Period" means any period of time beginning on the day a Default or Event of Default occurs and ending on the date the Lender notifies the Borrower in writing that such Default or Event of Default has been cured or waived.

                "Default Rate" means an annual interest rate equal to three percent (3%) over the Floating Rate, which interest rate shall change when and as the Floating Rate changes.

                "Dilution" means, as of any date of determination, a percentage, based upon the experience of the calendar year-to-date period ending on the date of determination, that is the result of dividing the Dollar amount of (a) bad debt write‑downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrower's sales during such period (excluding extraordinary items) plus the Dollar amount of clause (a).

                "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of 5%.

                "Director" means a director if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a general partner if the Borrower is a partnership.

                "Dollars" or "$" means lawful currency of the United States of America.

                "ERISA" means the Employee Retirement Income Security Act of 1974.

                "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

                "Earnings Before Taxes" means from operations but including extraordinary losses.

                "Eligible Accounts" means those Accounts created by the Borrower in the ordinary course of its business, that arise out of the Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made by the Borrower in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the criteria set forth below; provided, however, that such criteria may be fixed and revised from time to time by the Lender in the Lender's sole and absolute discretion to address the results of any audit performed by the Lender from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash remitted to the Borrower.  Eligible Accounts shall not include the following:

                                (i)                  That portion of Accounts unpaid 90 days or more after the invoice date;

                                (ii)                That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

                                (iii)               That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer, including progress billings;

                                (iv)              Accounts constituting proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office and shall be covered by a duly executed copyright security agreement, in form and substance satisfactory to the Lender, and filed in the United States Copyright Office;

                                (v)                Accounts owed by an Account Debtor that is not Solvent, the subject of an Insolvency Proceeding or has gone out of business;

                                (vi)              Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower;

                                (vii)             Accounts not subject to a duly perfected security interest in the Lender's favor or which are subject to any Lien other than a Permitted Lien;

                                (viii)           That portion of Accounts that has been restructured, extended, amended or modified;

                                (ix)              That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

                                (x)                Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, to the extent that the balance of such Accounts exceed 15% of the aggregate amount of all Accounts (or 25% if the Account Debtor is Natural White, Inc.);

                                (xi)              Accounts owed by an Account Debtor (or an Affiliate of such Account Debtor), regardless of whether otherwise eligible, if 25% or more of the total amount due under Accounts from such Account Debtor is ineligible under clauses (i), (ii)or (x) above;

                                (xii)             Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

                                (xiii)           Accounts that are not payable in Dollars;

                                (xiv)           Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to the Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by the Lender, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Lender;

                                (xv)            Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the Borrower has complied, to the reasonable satisfaction of the Lender, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States (exclusive, however, of (y) Accounts owed by any state that does not have a statutory counterpart to the Assignment of Claims Act, or (z) Accounts owed by any state that does have a statutory counterpart to the Assignment of Claims Act as to which the Borrower has complied to the Lender's satisfaction);

                                (xvi)           Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

                                (xvii)         Accounts, or portions thereof, of poor quality credit or otherwise deemed ineligible by the Lender in its sole discretion.

                "Environmental Law" means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

                "Equipment" means all of the Borrower's equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

                "Event of Default" has the meaning specified in Section 7.1.

                "Financial Covenants" means the covenants set forth in Section 6.2.

                "Floating Rate" means an annual interest rate equal to the sum of the Base Rate plus (i) so long as there has not existed a Default Period for the prior six (6) month period, the Applicable Margin, and (ii) in all other cases, 1.75 percentage points (175 basis points), which interest rate shall, in each case, change when and as the Base Rate changes.

                "Funding Date" has the meaning given in Section 2.1.

                "GAAP" means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.6.

                "General Intangibles" means all of the Borrower's general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including all present and future Intellectual Property Rights, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower's name, and the goodwill of the Borrower's business.

                "Governmental Authority" means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

                "Guarantor(s)" means Pro‑Dex, Inc., a Colorado corporation, and any other Person now or hereafter guarantying the Obligations.

                "Guaranty" means that certain Continuing Guaranty, dated as of even date herewith, by the Guarantor in favor of the Lender.

                "Guaranty Security Agreement" means that certain Security Agreement, dated as of even date herewith, between the Guarantor and the Lender.

                "Hazardous Substances" means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

                "Indebtedness" means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

                "IRC" means the Internal Revenue Code of 1986.

                "Infringe" means when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

                "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                "Intangible Assets" means all intangible assets as determined in accordance with GAAP and including Intellectual Property Rights, goodwill, accounts due from Affiliates, Directors, Officers or employees, prepaid expenses, deposits, deferred charges or treasury stock or any securities or Indebtedness of the Borrower or any other securities unless the same are readily marketable in the United States of America, or entitled to be used as a credit against federal income tax liabilities, non-compete agreements and any other assets designated from time to time by the Lender, in its sole discretion.

                "Intellectual Property Rights" means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

                "Inventory" means all of the Borrower's inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

                "Investment Property" means all of the Borrower's investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

                "Issuer" means the issuer of any Letter of Credit.

                "L/C Amount" means the sum of (i) the aggregate face amount of any issued and outstanding Letters of Credit and (ii) the unpaid amount of the Obligation of Reimbursement.

                "L/C Application" means an application and agreement for letters of credit in a form acceptable to the Issuer and the Lender.

                "Letter of Credit" has the meaning specified in Section 2.3.

                "Licensed Intellectual Property" has the meaning given in Section 5.11(c).

                "Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

                "Loan Documents" means this Agreement, the Note, the Guaranty, the Guaranty Security Agreement, the Security Documents, the Subordination Agreements and any L/C Application.

                "Lockbox" means as defined in the Lockbox and Collection Account Agreement.

                "Lockbox and Collection Account Agreement" means the Lockbox and Collection Account Agreement by and among the Borrower, Wells Fargo Bank, N.A., Regulus West, LLC and the Lender, of even date herewith.

                "Material Adverse Effect" means any of the following:

                                (i)                  a material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower or the Guarantor;

                                (ii)                a material adverse effect on the ability of the Borrower or the Guarantor to perform its obligations under the Loan Documents;

                                (iii)               a material adverse effect on the ability of the Lender to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against the Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations (other than any such material adverse effect caused solely by any act or omission by the Lender); or

                                (iv)              any claim against the Borrower or the Guarantor or threat of litigation which if determined adversely to the Borrower or the Guarantor would cause the Borrower or the Guarantor to be liable to pay an amount exceeding $200,000 or would be an event described in clauses (i), (ii) and (iii) above.

                "Maturity Date" means May 28, 2004.

                "Maximum Line" means $3,000,000.

                "Minimum Interest Charge" has the meaning given in Section 2.7(b).

                "Multiemployer Plan" means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

                "Net Income" and "Net Loss" mean fiscal year-to-date after-tax net income, or loss, as applicable, from continuing operations as determined in accordance with GAAP.

                "Note" means the Revolving Note.

                "Obligation of Reimbursement" has the meaning given in Section 2.5(a).

                "Obligations" means (i) the Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Credit Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into, and (ii) the "Obligations" as such term is defined in the Affiliate Credit Agreement.

                "Officer" means with respect to the Borrower, an officer if the Borrower is a corporation, a manager if the Borrower is a limited liability company, or a partner if the Borrower is a partnership.

                "Owned Intellectual Property" has the meaning given in Section 5.11(a).

                "Owner" means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

                "Patent and Trademark Security Agreement" means the Patent and Trademark Security Agreement by the Borrower in favor of the Lender of even date herewith.

                "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

                "Permitted Lien" has the meaning given in Section 6.3(a).

                "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

                "Premises" means all premises where the Borrower conducts its business and has any rights of possession, including the premises legally described in Exhibit D attached hereto.

                "Reportable Event" means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

                "Revolving Advance" has the meaning given in Section 2.1.

                "Revolving Note" means the Borrower's revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto.

                "Security Documents" means this Agreement, the Lockbox and Collection Account Agreement, the Patent and Trademark Security Agreement, and the Copyright Security Agreement, and any other document delivered to the Lender from time to time to secure the Obligations.

                "Security Interest" has the meaning given in Section 3.1.

                "Solvent" means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

                "Special Account" means a specified cash collateral account maintained by a financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.4.

                "Subordinated Indebtedness" has the meaning given to such term in the Subordination Agreement.

                "Subordination Agreements" means (i) the Subordination Agreement of even date herewith, executed by the Guarantor in the Lender's favor and acknowledged by the Borrower, (ii) the Subordination Agreement of even date herewith, executed by Ronald G. Coss in the Lender's favor and acknowledged by the Borrower, and (iii) and any other subordination agreement accepted by the Lender from time to time.

                "Subsidiary" means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of Directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

                "Tangible Net Worth" means the result of (i) Book Net Worth, plus (ii) amounts due from the Borrower to its Affiliates, minus (iii) Intangible Assets, and minus (iv) amounts due to the Borrower from its Affiliates.

                "Termination Date" means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 7.2.

                "UCC" means the Uniform Commercial Code as in effect in the state designated in Section 8.15 as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

                "Wells Fargo Bank Minnesota" means Wells Fargo Bank Minnesota, National Association.

                Section 1.2              Other Definitional Terms; Rules of Interpretation.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

                Section 2.1              Revolving Advances.  The Lender agrees, on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from the date all of the conditions set forth in Section 4.1 are satisfied (the "Funding Date") to the Termination Date (the "Revolving Advances").  The Lender shall have no obligation to make a Revolving Advance to the extent the amount of the requested Revolving Advance exceeds Availability.  The Borrower's obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral.  Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.11 and reborrow.

                Section 2.2              Procedures for Requesting Advances.  The Borrower shall comply with the following procedures in requesting Revolving Advances:

                                (a)                Time for Requests.  The Borrower shall request each Advance not later than 10:00 a.m., Pacific time on the Banking Day which is the date the Advance is to be made.  Each such request shall be effective upon receipt by the Lender, shall be in writing or by telephone, telecopy transmission or email, to be confirmed in writing by the Borrower if so requested by the Lender (in the form of Exhibit E), shall be by (i) an Officer of the Borrower; or (ii) a person designated as the Borrower's agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so.  Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

                                (b)               Disbursement.  Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance by crediting the same to the Borrower's demand deposit account maintained with Wells Fargo Bank, N.A., unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.3              Letters of Credit.1

                                (a)                The Lender agrees, on the terms and subject to the conditions herein set forth, to cause an Issuer to issue, from the Funding Date to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a "Letter of Credit") for the Borrower's account by guaranteeing payment of the Borrower's obligations or being a co-applicant. The Lender shall have no obligation to cause an Issuer to issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

                                                (i)                  $0 less the L/C Amount, or

                                                (ii)                Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application entered into between the Borrower and the Lender for the benefit of the Issuer, completed in a manner satisfactory to the Lender and the Issuer. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions hereof, but if the terms of any such L/C Application and the terms of this Agreement are inconsistent, the terms hereof shall control.

                                (b)               No Letter of Credit shall be issued with an expiry date later than the Termination Date in effect as of the date of issuance.

                                (c)                Any request to cause an Issuer to issue a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

                Section 2.4              Special Account.  If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount. The Special Account shall be an interest bearing account maintained for the Lender by any financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Obligations in the Lender's sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

                Section 2.5              Payment of Amounts Drawn Under Letters of Credit; Obligation of Reimbursement.  The Borrower acknowledges that the Lender, as co-applicant, will be liable to the Issuer for reimbursement of any and all draws under Letters of Credit and for all other amounts required to be paid under the applicable L/C Application. Accordingly, the Borrower shall pay to the Lender any and all amounts required to be paid under the applicable L/C Application, when and as required to be paid thereby, and the amounts designated below, when and as designated:

1             As of the Closing Date, the Lender has not agreed to cause the Issuer to issue any Letters of Credit.  The terms of Sections 2.3, 2.4, 2.5 and 2.6 (and the related definitions) shall not be effective until the Lender gives written notice to the Borrower that such Sections shall be effective.

                                (a)                The Borrower shall pay to the Lender on the day a draft is honored under any Letter of Credit a sum equal to all amounts drawn under such Letter of Credit plus any and all reasonable charges and expenses that the Issuer or the Lender may pay or incur relative to such draw and the applicable L/C Application, plus interest on all such amounts, charges and expenses as set forth below (the Borrower's obligation to pay all such amounts is herein referred to as the "Obligation of Reimbursement").

                                (b)               Whenever a draft is submitted under a Letter of Credit, the Borrower authorizes the Lender to make a Revolving Advance in the amount of the Obligation of Reimbursement and to apply the proceeds of such Revolving Advance thereto. Such Revolving Advance shall be repayable in accordance with and be treated in all other respects as a Revolving Advance hereunder.

                                (c)                If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower's inability to obtain a Revolving Advance for any reason, the Lender is irrevocably authorized, in its sole discretion, to make a Revolving Advance in an amount sufficient to discharge the Obligation of Reimbursement and all accrued but unpaid interest thereon.

                                (d)               The Borrower's obligation to pay any Revolving Advance made under this Section 2.5, shall be evidenced by the Revolving Note and shall bear interest as provided in Section 2.7.

                Section 2.6              Obligations Absolute.  The Borrower's obligations arising under Section 2.5 shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of Section 2.5, under all circumstances whatsoever, including (without limitation) the following circumstances:

                                (a)                any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating to any Letter of Credit (collectively the "Related Documents");

                                (b)               any amendment or waiver of or any consent to departure from all or any of the Related Documents;

                                (c)                the existence of any claim, setoff, defense or other right which the Borrower may have at any time, against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), or other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

                                (d)               any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                                (e)                payment by or on behalf of the Issuer under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

                                (f)                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.7              Interest; Minimum Interest Charge; Default Interest; Participations; Clearance Days; Usury.

                                (a)                Note.  Except as set forth in Subsections (c) and (f), the outstanding principal balance of the Note shall bear interest at the Floating Rate.

                                (b)               Minimum Interest Charge.  Notwithstanding the interest payable pursuant to subsection (a), the Borrower shall pay to the Lender interest of not less than $12,500 per quarter (the "Minimum Interest Charge") during the term of this Agreement, and the Borrower shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under subsection (a) on the first day of each quarter and on the Termination Date.

                                (c)                Default Interest Rate.  Upon notice to the Borrower from the Lender from time to time, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective as of the first day of the month during which any Default Period begins through the last day of such Default Period. The Lender's election to charge the Default Rate shall be in its sole discretion and shall not be a waiver of any of its other rights and remedies. The Lender's election to charge interest at the Default Rate for less than the entire period during which the Default Rate may be charged shall not be a waiver of its right to later charge the Default Rate for the entire such period.

                                (d)               Clearance Days.  Notwithstanding Section 2.10(b)(ii), interest at the interest rate applicable under this Section 2.7 shall accrue on the amount of all payments (even if in the form of immediately available federal funds) for two (2) Banking Days for clearance.

                                (e)                Participations.  If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.7, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.7, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

                                (f)                 Usury.  In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

                Section 2.8              Fees.

                                (a)                Origination Fee.  The Borrower and the Affiliate Borrower shall jointly pay the Lender a fully earned and non-refundable origination fee of $37,500, due and payable upon the execution of this Agreement.

                                (b)               Audit Fees.  The Borrower shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower's operations or business at the rates established from time to time by the Lender as its audit fees (which fees are currently $90 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

                                (c)                Letter of Credit Fees.  The Borrower shall pay to the Lender a fee with respect to each Letter of Credit, if any, accruing on a daily basis and computed at the annual rate of one and one quarter percent (1.25%), of the aggregate amount that may then be drawn under it assuming compliance with all conditions for drawing (the "Aggregate Face Amount"), from and including the date of issuance of such Letter of Credit until such date as such Letter of Credit shall terminate by its terms or be returned to the Lender, due and payable monthly in arrears on the first day of each month and on the Termination Date; provided, however that during Default Periods, in the Lender's sole discretion and without waiving any of its other rights and remedies, such fee shall increase to four and one quarter percent (4.25%) of the Aggregate Face Amount.  The foregoing fee shall be in addition to any and all fees, commissions and charges of the Issuer with respect to or in connection with such Letter of Credit.

                                (d)               Letter of Credit Administrative Fees.  The Borrower shall pay to the Lender, on written demand, the administrative fees charged by the Issuer in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then-current rates published by the Issuer for such services rendered on behalf of customers of the Issuer generally.

                                (e)                Termination Fees.  If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before a Maturity Date, (ii) by the Borrower (A) as of a date other than a Maturity Date or (B) as of a Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line as follows: (A) three percent (3.0%) if the termination occurs on or before the first anniversary of the Funding Date; and (B) one percent (1.0%) if the termination occurs after the first anniversary of the Funding Date.

                                (f)                 Waiver of Termination.  The Borrower will not be required to pay the termination and prepayment fees otherwise due under subsection (e) if such termination or prepayment is made because of refinancing by an affiliate of the Lender.

                                (g)                Unused Line Fee.  On the first day of each calendar quarter during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the result of (a) the Maximum Line, less (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding calendar quarter, plus (ii) the average Daily Balance of the L/C Amount during the immediately preceding calendar quarter, and plus (iii) the average Affiliate Obligations during the immediately preceding calendar quarter.

                                (h)                Other Fees.  The Lender may from time to time, upon five (5) days prior notice to the Borrower during a Default Period, charge additional fees for Revolving Advances made and Letters of Credit issued in excess of Availability, for late delivery of reports, in lieu of imposing interest at the Default Rate, and for other commercially reasonable reasons.  The Borrower's request for a Revolving Advance or the issuance of a Letter of Credit at any time after such notice is given and such five (5) day period has elapsed shall constitute the Borrower's agreement to pay the fees described in such notice.

                Section 2.9              Time for Interest Payments; Payment on Non-Banking Days; Computation of Interest and Fees

                                (a)                Time For Interest Payments.  Interest shall be due and payable in arrears on the first day of each month and on the Termination Date.

                                (b)               Payment on Non-Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

                                (c)                Computation of Interest and Fees.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

                Section 2.10          Lockbox; Collateral Account; Application of Payments.

                                (a)                Lockbox and Collateral Account.

                                                (i)                  The Borrower shall instruct all Account Debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account. The Borrower shall also deposit all other cash proceeds of Collateral directly to the Collateral Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations.

                                                (ii)                All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower's commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

                                (b)               Application of Payments.

                                                (i)                  The Borrower may, from time to time, in accordance with the Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender's general account for payment of the Obligations. Except as provided in the preceding sentence, amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after full payment and discharge of all Obligations.

                                                (ii)                All payments to the Lender shall be made in immediately available funds and shall be applied to the Obligations upon receipt by the Lender. Funds received from the Collateral Account shall be deemed to be immediately available. The Lender may hold all payments not constituting immediately available funds for two (2) additional Banking Days before applying them to the Obligations. Subject to Section 7.7 of this Agreement, all payments with respect to the Obligations may be applied, and in the Lender's sole discretion reversed and re-applied, to the Obligations, in such order and manner as the Lender shall determine in its sole discretion.

                Section 2.11          Voluntary Prepayment; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part.  The Borrower may terminate the Credit Facility at any time if it (i) gives the Lender at least 30 days' prior written notice and (ii) pays the Lender termination, prepayment and Maximum Line reduction fees in accordance with Section 2.8(e). Subject to termination of the Credit Facility and payment and performance of all Obligations, the Lender shall, at the Borrower's expense, release or terminate the Security Interest and the Security Documents to which the Borrower is entitled by law.

                Section 2.12          Mandatory Prepayment.  Without notice or demand, if the sum of the outstanding principal balance of the Revolving Advances plus the L/C Amount shall at any time exceed the Borrowing Base, the Borrower shall (i) first, immediately prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any payment received by the Lender under this Section 2.12 or under Section 2.11 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.

                Section 2.13          Revolving Advances to Pay Obligations.  Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower's request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

                Section 2.14          Use of Proceeds.  The Borrower shall use the proceeds of Advances and each Letter of Credit for ordinary working capital purposes.

                Section 2.15          Liability Records.  The Lender may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record shall be presumed correct until the Borrower establishes the contrary.  Upon the Lender's demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

                Section 3.1              Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the "Security Interest") in the Collateral, as security for the payment and performance of the Obligations.  Upon request by the Lender, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.

                Section 3.2              Notification of Account Debtors and Other Obligors.  The Lender may at any time (whether or not a Default Period then exists) notify any Account Debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an Account Debtor or other obligor, the Lender may, but need not, in the Lender's name or in the Borrower's name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such Account Debtor or other obligor.

                Section 3.3              Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender.  At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender's name or in the Borrower's name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

                Section 3.4              Occupancy.

                                (a)                The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period.

                                (b)               The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

                                (c)                The Lender's right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

                                (d)               The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

                Section 3.5              License.  Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower's reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

                Section 3.6              Financing Statement.  The Borrower authorizes the Lender to file from time to time where permitted by law, such financing statements against collateral described as "all personal property" or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the following information is set forth:

Name and address of Debtor:

Micro Motors, Inc.
151 E. Columbine
Santa Ana, CA 92707
Federal Employer Identification No. 95-1027922
Organizational Identification No. 951027922

Name and address of Secured Party:

Wells Fargo Business Credit, Inc.
245 S. Los Robles Avenue, Suite 600
Pasadena, CA 91101
Federal Employer Identification No. 41-1237652

                Section 3.7              Setoff.  The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

                Section 3.8              Power of Attorney.  The Borrower hereby irrevocably makes, constitutes, and appoints the Lender (and any of the Lender's officers, employees, or agents designated by the Lender) as the Borrower's true and lawful attorney, with power to (a) if the Borrower refuses to, or fails timely to execute and deliver any of the documents required to be described in Section 8.4, sign the name of the Borrower on any of the documents described in Section 8.4, (b) at any time that an Event of Default has occurred and is continuing, sign the Borrower's name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse the Borrower's name on any collection item that may come into the Lender's possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that the Lender determines to be reasonable, and the Lender may cause to be executed and delivered any documents and releases that the Lender determines to be necessary, and (g) notify the United States Postal Service to change the address for delivery of the Borrower's mail to any address designated by the Lender, otherwise intercept the Borrower's mail, and receive, open and dispose of the Borrower's mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower's account or forwarding such mail to the Borrower's last known address.  The appointment of the Lender as the Borrower's attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender's obligations to extend credit hereunder are terminated.

ARTICLE IV

CONDITIONS OF LENDING

                Section 4.1              Conditions Precedent to the Initial Advances and Letter of Credit.  The Lender's obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

                                (a)                This Agreement, duly executed by the Borrower.

                                (b)               The Note, duly executed by the Borrower.

                                (c)                A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord's disclaimer and consent with respect to each such lease.

                                (d)               A true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee's disclaimer and consent with respect to each such mortgage.

                                (e)                A true and correct copy of any and all agreements pursuant to which the Borrower's property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee's acknowledgment and waiver of Liens, (ii) UCC financing statements sufficient to protect the Borrower's and the Lender's interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower's other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower's and the Lender's interests in the Borrower's goods from any claim by such secured party.

                                (f)                 An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

                                (g)                A true and correct copy of any and all agreements pursuant to which the Borrower's property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower's goods from time to time, (ii) UCC financing statements sufficient to protect the Borrower's and the Lender's interests in such goods, and (iii) UCC searches showing that no other secured party has filed a financing statement covering such Person's property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower's and the Lender's interests in the Borrower's goods from any claim by such secured party.

                                (h)                The Lockbox and Collection Account Agreement, duly executed by the Borrower and Wells Fargo Bank, N.A.

                                (i)                  Control agreements, duly executed by the Borrower and each bank at which the Borrower maintains deposit accounts.

                                (j)                 The Patent and Trademark Security Agreement, duly executed by the Borrower.

                                (k)               The Guaranty and the Guaranty Security Agreement, each duly executed by the Guarantor,

                                (l)                  The Copyright Security Agreement, duly executed by the Borrower.

                                (m)              The Subordination Agreements, duly executed by the Guarantor and Ronald G. Coss, respectively, and acknowledged by the Borrower.

                                (n)                Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

                                (o)               A certificate of the Borrower's Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower's Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower's Constituent Documents, and (iii) examples of the signatures of the Borrower's Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower's behalf.

                                (p)               A current certificate issued by the Secretary of State of Colorado, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Colorado.

                                (q)               Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

                                (r)                 A certificate of an Officer of the Borrower confirming, in his personal capacity, the representations and warranties set forth in Article V.

                                (s)                An opinion of counsel to the Borrower and the Guarantor, addressed to the Lender.

                                (t)                 Certificates of the insurance required hereunder, with all hazard insurance containing a lender's loss payable endorsement in the Lender's favor and with all liability insurance naming the Lender as an additional insured.

                                (u)                Payment of the fees and commissions due under Section 2.13 through the date of the initial Advance or Letter of Credit and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 8.6, including all legal expenses incurred through the date of this Agreement.

                                (v)                Evidence that after making the initial Revolving Advance, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, Availability shall be not less than $500,000.

                                (w)              Evidence satisfactory to the Lender that there has been no Material Adverse Effect since the date of the last financial statements provided by the Borrower to the Lender, or any material variance from the Borrower's projections previously provided by the Borrower to the Lender.

                                (x)                A Collateral audit, satisfactory to the Lender.

                                (y)                The results of the Lender's due diligence with respect to the Borrower, including background checks on the senior officers of the Borrower, satisfactory to the Lender.

                                (z)                True and complete copies of all license agreements pursuant to which the Borrower licenses any Intellectual Property Rights, together with a consent to assignment to the Lender or its nominee from each licensor thereof (including without limitation, from Ronald G. Coss).

                                (aa)            Such other documents as the Lender in its sole discretion may require.

                Section 4.2              Conditions Precedent to All Advances and Letters of Credit.  The Lender's obligation to make each Advance and to cause each Letter of Credit to be issued shall be subject to the further conditions precedent that:

                                (a)                the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

                                (b)               no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit which constitutes a Default or an Event of Default; and

                                (c)                no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrower, the Lender, or any of their Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

                The Borrower represents and warrants to the Lender as follows:

                Section 5.1              Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. The Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents.  During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 and all of the Borrower's records relating to its business or the Collateral are kept at that location.  The Borrower's chief executive office and principal place of business is located at the address set forth in Schedule 5.1.  All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1.  The Borrower's federal employer identification number is correctly set forth in Section 3.6.

                Section 5.2              Capitalization.  Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

                Section 5.3              Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower's Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any Governmental Authority, or any third Person, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower's Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

                Section 5.4              Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

                Section 5.5              Subsidiaries.  Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

                Section 5.6              Financial Condition; No Adverse Change.  The Borrower has furnished to the Lender its audited financial statements for its fiscal year ended June 30, 2001 and unaudited financial statements for the fiscal-year-to-date period ended March 31, 2002, and those statements fairly present the Borrower's financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with generally accepted accounting principles.  Since the date of the most recent financial statements, there has been no change in the Borrower's business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

                Section 5.7              Litigation.  There are no actions, suits or proceedings pending or, to the Borrower's knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect.

                Section 5.8              Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                Section 5.9              Taxes.  The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them.  The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

                Section 5.10          Titles and Liens.  The Borrower has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

                Section 5.11          Intellectual Property Rights.

                                (a)                Owned Intellectual Property.  Schedule 5.11 is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which the Borrower is the registered owner (the "Owned Intellectual Property"). Except as disclosed on Schedule 5.11, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

                                (b)               Agreements with Employees and Contractors.  The Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person's employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

                                (c)                Intellectual Property Rights Licensed from Others.  Schedule 5.11 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person ("Licensed Intellectual Property") other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks ("Off-the-shelf Software") and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.11 and in written agreements copies of which have been given to the Lender, the Borrower's licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.11, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

                                (d)               Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower's business as it is presently conducted or as the Borrower reasonably foresees conducting it.

                                (e)                Infringement.  Except as disclosed on Schedule 5.11, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person's Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower's knowledge, is there any threatened claim or any reasonable basis for any such claim.

                Section 5.12          Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan's tax-qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

                Section 5.13          Default.  The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a Material Adverse Effect.

                Section 5.14          Environmental Matters.

                                (a)                To the Borrower's best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

                                (b)               To the Borrower's best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

                                (c)                There are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.  To the Borrower's best knowledge, no such matter is threatened or impending.

                                (d)               To the Borrower's best knowledge, the Borrower's businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower's possession and are in full force and effect. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

                                (e)                To the Borrower's best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

                                (f)                 The Borrower has delivered to Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower's businesses.

                Section 5.15          Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower's request for the credit facilities contemplated hereby is (i) true and correct in all material respects, (ii) does not omit any material fact necessary to make such information not misleading and, (iii) as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

                Section 5.16          Financing Statements.  The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

                Section 5.17          Rights to Payment.  Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the Account Debtor or other obligor named therein or in the Borrower's records pertaining thereto as being obligated to pay such obligation.

                Section 5.18          Eligible Accounts.  The Eligible Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of the Borrower's business, owed to the Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.  As to each Eligible Account, such Account is not:

                                                (i)                  owed by an employee, Affiliate, or agent of Borrower,

                                                (ii)                on account of a transaction wherein goods were placed on consignment or were sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or on any other terms by reason of which the payment by the Account Debtor may be conditional;

                                                (iii)                payable in a currency other than Dollars,

                                                (iv)              owed by an Account Debtor that has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to its obligation to pay the Account,

                                                (v)                owed by an Account Debtor that is subject to any Insolvency Proceeding or is not Solvent or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

                                                (vi)              on account of a transaction as to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor or the services giving rise to such Account have not been performed and accepted by the Account Debtor,

                                                (vii)             a right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services, and

                                                (viii)           an Account that has not been billed to the customer.

                Section 5.19          Eligible Inventory.  All Eligible Inventory is of good and merchantable quality, free from defects.  As to each item of Eligible Inventory, such Inventory is

                                                (i)                  owned by the Borrower free and clear of all Liens other than Liens in favor of the Lender or Permitted Liens,

                                                (ii)                not goods that have been returned or rejected by the Borrower's customers, and

                                                (iii)               goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

                Section 5.20          Equipment.  All of the Equipment is used or held for use in the Borrower's business and is fit for such purposes.

                Section 5.21          Fraudulent Transfer.  The Borrower is Solvent.  No transfer of property is being made by The Borrower and no obligation is being incurred by the Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower.

ARTICLE VI

COVENANTS

                So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

                Section 6.1              Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

                                (a)                Annual Financial Statements.  As soon as available, and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower will deliver, or cause to be delivered, to the Lender, the Borrower's audited financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual financial statements shall include the Borrower's balance sheet as at the end of such fiscal year and the related statements of the Borrower's income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidating and consolidated basis to include the Affiliate Borrower and the Guarantor, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (iii) a certificate of the Borrower's chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower's financial position and the results of its operations, and whether or not such officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

                                (b)               Monthly Financial Statements.  As soon as available and in any event within 25 days after the end of each month, the Borrower will deliver to the Lender an unaudited/internal balance sheet and statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared on a consolidating and consolidated basis to include the Affiliate Borrower and the Guarantor, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments and fairly represent the Borrower's financial position and the results of its operations; and accompanied by a certificate of the Borrower's chief financial Officer, substantially in the form of Exhibit C hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

                                (c)                Collateral Reports.  The Borrower will deliver to the Lender the following documents at the following times in form satisfactory to Lender:

Daily	(a) a report of cash collections, sales assignments, credit memos/adjustments and deposits, and a calculation of the Borrowing Base as of such date, and (b) notice of all returns, disputes, or claims.
Monthly (not later than the 15th day of each month)

(c)   a detailed calculation of the Borrowing Base (including detail regarding those Accounts that are not Eligible Accounts or Eligible Foreign Accounts, and Inventory that is not Eligible Inventory),

(d)   a detailed listing and aging, by total, of the Accounts, together with a reconciliation to the detailed calculation of the Borrowing Base  previously provided to Lender,

(e)   a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, together with a reconciliation to the Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.1(b),

(f)    an Inventory stock status report, by type and by location,

(g)   an Inventory slow moving report, and

(h)   an Inventory certification and perpetual report by location, including Inventory turnover by item number, together with a reconciliation to the Borrower's general ledger and monthly financial statements delivered pursuant to Section 6.1(b).

Semi-Annually	(i) a detailed list of Borrower's customers
Upon request by Lender

(j)    copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrower, purchase orders and invoices, and

(k)   such other reports as to the Collateral, or the financial condition of Borrower, as Lender may request.

                                (d)               Projections.  At least 30 days before the beginning of each fiscal year of the Borrower, the Borrower will deliver to the Lender the projected balance sheets and income statements for each month of such year, each in reasonable detail, representing the Borrower's good faith projections and certified by the Borrower's chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

                                (e)                Litigation.  Immediately after the commencement thereof, the Borrower will deliver to the Lender notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower in excess of $100,000.

                                (f)                 Defaults.  As promptly as practicable (but in any event not later than five business days) after an Officer of the Borrower obtains knowledge of the occurrence of any Default or Event of Default, the Borrower will deliver to the Lender notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

                                (g)                Plans.  As soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Lender a statement of the Borrower's chief financial Officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement of the Borrower's chief financial Officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event with 10 days after the Borrower knows or has reason to know that it has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower's chief financial Officer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

                                (h)                Disputes.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (i) any disputes or claims by the Borrower's customers exceeding $10,000 individually or $50,000 in the aggregate during any fiscal year; (ii) credit memos; (iii) any goods returned to or recovered by the Borrower.

                                (i)                  Officers and Directors.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice any change in the persons constituting the Borrower's Officers and Directors.

                                (j)                 Collateral.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

                                (k)               Commercial Tort Claims.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any commercial tort claims it may bring against any person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower's damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

                                (l)                  Intellectual Property.

                                                (i)                  The Borrower will give the Lender 30 days prior written notice of its intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.17, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights; and upon request, shall provide the Lender with copies of all applicable documents and agreements.

                                                (ii)                Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of (A) any material Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person's Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

                                                (iii)               Promptly upon receipt, the Borrower will give the Lender copies of all registrations and filings with respect to its Intellectual Property Rights.

                                (m)              Reports to Owners.  Promptly upon their distribution, the Borrower will deliver to the Lender copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.

                                (n)                SEC Filings.  Promptly after the sending or filing thereof, the Borrower will deliver to the Lender copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

                                (o)               Tax Returns.  As soon as possible, and in any event by not later five days after they are due, copies of the Guarantor's consolidated state and federal tax returns and all schedules thereto.

                                (p)               Violations of Law.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of the Borrower's violation of any law, rule or regulation, the non-compliance with which could materially and adversely affect the Borrower's business or its financial condition.

                                (q)               Other Reports.  From time to time, with reasonable promptness, the Borrower will deliver to the Lender any and all receivables schedules, collection reports, deposit records, equipment schedules, copies of invoices to Account Debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

                Section 6.2              Financial Covenants.

                                (a)                Minimum Tangible Net Worth.  The Borrower will maintain its Tangible Net Worth, as at the end of each month, at an amount not less than the amount set forth in the table below opposite the applicable period:

Test Date/Period	Minimum Tangible Net Worth
4/30/2002	$2,842,000
5/31/2002	$2,646,000
6/30/2002 and each month end thereafter	$2,737,000

                                (b)               Minimum Net Income. The Borrower will achieve during each period described below, measured quarterly on a fiscal-year-to-date basis, minimum Net Income (or maximum Net Loss, as applicable), of not less than the amount set forth in the table below opposite the applicable period:

Fiscal Year to Date Period Ending	Minimum Net Income (or Maximum Net Loss)
6/30/2002	$850,000

                                (c)                Maximum Net Loss.  The Borrower shall not have a Net Loss in excess of $75,000 as at the end of any month, commencing with the month ending July 31, 2002.

                                (d)               Capital Expenditures.  The Borrower and the Affiliate Borrower will not incur or contract to incur Capital Expenditures of more than $150,000 in the aggregate during any fiscal year, or more than $50,000 in the aggregate for the fiscal quarter ending June 30, 2002.

                Section 6.3              Permitted Liens; Financing Statements.

                                (a)                The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, "Permitted Liens"):

                                                (i)                  in the case of any of the Borrower's property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower's business or operations as presently conducted;

                                                (ii)                Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;

                                                (iii)               the Security Interest and Liens created by the Security Documents; and

                                                (iv)              purchase money Liens relating to the acquisition of machinery and equipment of the Borrower not exceeding the lesser of cost or fair market value thereof, not exceeding $50,000 for any one purchase or $100,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

                                (b)               The Borrower will not amend any financing statements in favor of the Lender except as permitted by law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

                Section 6.4              Indebtedness.  The Borrower will not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on the Borrower's behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

                                (a)                Indebtedness arising hereunder;

                                (b)               Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto; and

                                (c)                Indebtedness relating to Permitted Liens.

                Section 6.5              Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

                                (a)                the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

                                (b)               guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto.

                Section 6.6              Investments and Subsidiaries.  The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except:

                                (a)                investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

                                (b)               travel advances or loans to the Borrower's Officers and employees not exceeding at any one time an aggregate of $5,000;

                                (c)                advances in the form of progress payments, prepaid rent not exceeding three (3) months or security deposits; and

                                (d)               current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto.

                Section 6.7              Dividends and Distributions.  Except as set forth in this Section 6.7, the Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.  Notwithstanding the foregoing, provided that a Default Period is not continuing or would result therefrom, the Borrower and the Affiliate Borrower may declare and pay dividends to the Guarantor in an aggregate amount to cover the Guarantor's corporate overhead expenses.

                Section 6.8              Salaries.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

                Section 6.9              Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower's business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender's request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with Account Debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower's affairs with any of its Directors, Officers, employees or agents. The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender, at the Borrower's expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

                Section 6.10          Account Verification.  The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to Account Debtors and other obligors. The Lender may also at any time and from time to time telephone Account Debtors and other obligors to verify accounts.

                Section 6.11          Compliance with Laws.

                                (a)                The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

                                (b)               Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

                Section 6.12          Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

                Section 6.13          Maintenance of Properties.

                                (a)                The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.13 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower's judgment, desirable in the conduct of the Borrower's business and not disadvantageous in any material respect to the Lender.  The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

                                (b)               The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person's Intellectual Property Rights.

                Section 6.14          Insurance.  The Borrower will obtain and at all times maintain insurance with insurers believed by the Borrower to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender's loss payable endorsement for the Lender's benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

                Section 6.15          Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

                Section 6.16          Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

                Section 6.17          Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (x) the sale of Inventory in the ordinary course of business, and (y) dispositions of obsolete, worn or nonfunctional equipment.  The Borrower will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations. The Borrower will not license any other Person to use any of the Borrower's Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

                Section 6.18          Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

                Section 6.19          Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

                Section 6.20          Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

                Section 6.21          Accounting.  The Borrower will not adopt any material change in accounting principles other than as required by GAAP.  The Borrower will not adopt, permit or consent to any change in its fiscal year.

                Section 6.22          Discounts, etc.  After notice from the Lender, the Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold.  The Borrower will not at any time modify, amend, subordinate, cancel or terminate the obligation of any Account Debtor or other obligor of the Borrower.

                Section 6.23          Plans.  Unless disclosed to the Lender pursuant to Section 5.12, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

                Section 6.24          Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location.  The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name or jurisdiction of organization.

                Section 6.25          Constituent Documents; S Corporation Status.  The Borrower will not amend its Constituent Documents.  The Borrower will not become an S Corporation.

                Section 6.26          Transactions With Affiliates.  The Borrower will not directly or indirectly enter into or permit to exist any transaction with any Affiliate of the Borrower except for transactions that are in the ordinary course of the Borrower's business, upon fair and reasonable terms, that are fully disclosed to the Lender, and that are no less favorable to the Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

                Section 6.27          Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of ten calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.13 and 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender's option, in the Lender's name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate.  To facilitate the Lender's performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender's delegate, acting alone, as the Borrower's attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.27.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

                Section 7.1              Events of Default.  "Event of Default", wherever used herein, means any one of the following events:

                                (a)                Default in the payment of any Obligations when they become due and payable;

                                (b)               Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement

                                (c)                A Change of Control shall occur;

                                (d)               Any Financial Covenant shall become inapplicable due to the lapse of time and the failure to amend any such covenant to cover future periods;

                                (e)                An Insolvency Proceeding is commenced by the Borrower or any Guarantor;

                                (f)                 An Insolvency Proceeding is commenced against the Borrower, or any Guarantor, and any of the following events occur:  (a) the Borrower or such Guarantor consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, the Borrower or any such Guarantor, or (e) an order for relief shall have been entered therein;

                                (g)                Any material portion of the Borrower's or any Guarantor's assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

                                (h)                The Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                                (i)                  A notice of Lien, levy, or assessment is filed of record with respect to any of the Borrower's or any Guarantor's assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Borrower's or any Guarantor's assets and the same is not paid before such payment is delinquent;

                                (j)                 This Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

                                (k)               Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document.

                                (l)                  Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such guaranty shall prove to have been incorrect in any material respect when deemed to be effective;

                                (m)              The rendering against the Borrower of an arbitration award, final judgment, decree or order for the payment of money in excess of $200,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

                                (n)                A default under any bond, debenture, note or other evidence of material Indebtedness of the Borrower owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of Indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the expiration of the applicable period of grace, if any, specified in such evidence of Indebtedness, indenture, other instrument, lease or contract;

                                (o)               Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower's assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA.

                                 (p)               An event of default shall occur under any Security Document;

                               (q)               The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets;

                                (r)                 Default in the payment of any amount owed by the Borrower to the Lender other than any Indebtedness arising hereunder;

                                (s)                Any Guarantor or person signing a support agreement in favor of the Lender shall repudiate, purport to revoke or fail to perform his obligations under his guaranty or support agreement in favor of the Lender, any individual Guarantor shall die or any other Guarantor shall cease to exist;

                                (t)                 The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on the Subordinated Indebtedness that any Person was not entitled to receive under the provisions of the applicable Subordination Agreement;

                                (u)                Any event or circumstance with respect to the Borrower shall occur such that the Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by the Borrower under the Loan Documents is impaired or any material adverse change in the business or financial condition of the Borrower shall occur;

                                (v)                Any Event of Default under the Affiliate Credit Agreement shall occur, or any other breach, default or event of default by or attributable to any Affiliate under any agreement between such Affiliate and the Lender shall occur; or

                                (w)              Any other Material Adverse Effect shall occur.

                Section 7.2              Rights and Remedies.  During any Default Period, the Lender may exercise any or all of the following rights and remedies, all of which the Borrower acknowledges and agrees are commercially reasonable:

                                (a)                the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

                                (b)               the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

                                (c)                the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

                                (d)               the Lender may settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Lender considers advisable, and in such cases, the Lender will credit the Obligations with only the net amounts received by the Lender in payment of such disputed Accounts after deducting all expenses incurred or expended by the Lender in connection therewith;

                                (e)                the Lender may cause the Borrower to hold all returned Inventory in trust for the Lender, segregate all returned Inventory from all other assets of the Borrower or in the Borrower's possession and conspicuously label said returned Inventory as the property of the Lender;

                                (f)                 without notice to or demand upon the Borrower or any Guarantor, the Lender may make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interests in the Collateral.  The Borrower agrees to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender at a place that the Lender may designate which is reasonably convenient to both parties.  The Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in the Lender's determination appears to conflict with the Lender's Liens and to pay all expenses incurred in connection therewith and to charge the Obligations therefor.  With respect to any of the Borrower's owned or leased premises, the Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender's rights or remedies provided herein, at law, in equity, or otherwise;

                                (g)                without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the UCC), the Lender may set off and apply to the Obligations any and all (i) balances and deposits of the Borrower held by the Lender (including any amounts received in the Lockbox), or (ii) Indebtedness at any time owing to or for the credit or the account of the Borrower held by Lender;

                                (h)                the Lender may hold, as cash collateral, any and all balances and deposits of the Borrower held by the Lender, and any amounts received in the Lockbox, to secure the full and final repayment of all of the Obligations;

                                (i)                  the Lender may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

                                (j)                 the Lender may sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Borrower's premises) as the Lender determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

                                (k)               the Lender shall give notice of the disposition of the Collateral as follows:

                                                (i)                  The Lender shall give the Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

                                                (ii)                The notice shall be personally delivered or mailed, postage prepaid, to the Borrower as provided in Section 8.3, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

                                (l)                  the Lender may credit bid and purchase at any public sale;

                                (m)              the Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

                                (n)                If the Lender sells any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Obligations;

                                (o)               the Lender shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and the Lender may release, modify or  waive any collateral provided by any other Person as security for the Obligations or any portion thereof, all without affecting the Lender's rights against the Borrower.  The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Obligations;

                                (p)               the Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.4 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

                                (q)               the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

                                (r)                 the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (f) of Section 7.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

                Section 7.3              Disclaimer of Warranties.  The Lender may sell the Collateral without giving any warranties as to the Collateral.  The Lender may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

                Section 7.4              Compliance With Laws.  The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and the Lender's compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

                Section 7.5              No Marshalling.  The Lender shall be under no obligation to marshal any assets in favor of the Borrower, or against or in payment of the Obligations or any other obligation owned to the Lender by the Borrower or any other Person.

                Section 7.6              Borrower to Cooperate.  Upon the exercise by the Lender of any power, right, privilege, or remedy pursuant to this Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority, the Borrower agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that the Lender or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.

                Section 7.7              Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by the Lender:

                               FIRST to the costs, expenses, liabilities, obligations and attorneys' fees incurred by the Lender in the exercise of its rights under this Agreement;

                                SECOND to the interest and fees due upon any of the Obligations; and

                              THIRD to the principal of the Obligations, in such order as the Lender shall determine in its sole discretion.  Any surplus shall be paid to the Borrower or other Persons legally entitled thereto; the Borrower shall remain liable to the Lender for any deficiency.

                Section 7.8              Remedies Cumulative.  The rights and remedies of the Lender under this Agreement, the other Loan Documents, and all other agreements contemplated hereby and thereby shall be cumulative.  The Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by the Lender of any one right or remedy shall be deemed an election of remedies, and no waiver by the Lender of any default on the Borrower's part shall be deemed a continuing waiver of any further defaults.

                Section 7.9              Lender Not Liable For The Collateral.  So long as the Lender complies with the obligations, if any, imposed by the UCC,  the Lender shall not otherwise be liable or responsible in any way or manner for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion or from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  The Borrower bears the risk of loss or damage of the Collateral.

ARTICLE VIII

MISCELLANEOUS

                Section 8.1              No Waiver.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.

                Section 8.2              Amendments, Etc.   No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                Section 8.3              Addresses for Notices; Requests for Accounting.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below next to its signature or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All requests under Section 9210 of the UCC (i) shall be made in a writing signed by a person authorized under Section 2.2(a), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9210. The Borrower requests that the Lender respond to all such requests which on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay Lender the maximum amount allowed by law for responding to such requests.

                Section 8.4              Further Documents.  The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender's rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

                Section 8.5              Costs and Expenses.  The Borrower shall pay on demand all costs and expenses, including reasonable attorneys' fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

                Section 8.6              Indemnity.  In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the "Indemnitees") from and against any of the following (collectively, "Indemnified Liabilities"):

                                                (i)                  any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

                                                (ii)                any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.11(b); and

                                                (iii)               any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee's request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower's sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower's obligation under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower's other obligations hereunder.

                Section 8.7              Participants. The Borrower hereby authorizes the Lender to disclose to any assignee or any participant (either, a "Transferee") and any prospective Transferee any and all financial information in the Lender's possession concerning Borrower which has been delivered to the Lender by the Borrower pursuant to this Agreement or which has been delivered to the Lender by the Borrower in connection with the Lender's credit evaluation prior to entering into this Agreement.  The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers specifically conferred upon the Lender may be transferred or delegated to any of the Lender's participants, successors or assigns.

                Section 8.8              Advertising and Promotion.  The Borrower agrees that the Lender may use the Borrower's name(s) in advertising and promotional materials, and in conjunction therewith, the Lender may disclose the amount of the Commitment and the purpose thereof.

                Section 8.9              Execution in Counterparts; Telefacsimile Execution.  This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                Section 8.10          Retention of Borrower's Records.  The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than four months after receipt by the Lender.

                Section 8.11          Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender's prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender's right to share information regarding the Borrower and its Affiliates with the Lender's participants, accountants, lawyers and other advisors, the Lender, Wells Fargo & Company, and all direct and indirect subsidiaries of Wells Fargo & Company, may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.

                Section 8.12          Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

                Section 8.13          Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by the Borrower or the Guarantor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of the Borrower or the Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                Section 8.14          Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                Section 8.15          Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the State or Federal courts located in Los Angeles County, California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

ARTICLE IX

JOINT AND SEVERAL LIABILITY

                Section 9.1              Joint and Several Liability.  The Borrower agrees that it is jointly and severally, directly and primarily liable to the Lender for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the Affiliate Borrower.  The Lender may bring a separate action or actions on each, any, or all of the Obligations against the Borrower, whether action is brought against the Affiliate Borrower or whether the Affiliate Borrower is joined in such action.  In the event that the Affiliate Borrower fails to make any payment of any Obligation on or before the due date thereof, the Borrower immediately shall cause such payment to be made or each of such obligations to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

                Section 9.2              Primary Obligation; Waiver of Marshalling.  This Agreement and the Loan Documents to which the Borrower is a party are a primary and original obligation of the Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which the Borrower is a party.  The Borrower agrees that its liability under this Agreement and the Loan Documents to which the Borrower is a party shall be immediate and shall not be contingent upon the exercise or enforcement by the Lender of whatever remedies it may have against the Affiliate Borrower, or the enforcement of any lien or realization upon any security the Lender may at any time possess. The Borrower consents and agrees that the Lender shall be under no obligation to marshal any assets of the Borrower or the Affiliate Borrower against or in payment of any or all of the Obligations.

                Section 9.3              Continuing Liability.  The liability of the Borrower under this Agreement and the Loan Documents to which the Borrower is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part.  To the maximum extent permitted by law, the Borrower hereby waives any right to revoke its liability under this Agreement and the Loan Documents as to future indebtedness.

                Section 9.4              Additional Waivers.

                                (a)                The Borrower absolutely, unconditionally, knowingly, and expressly waives:

                                                (i)                  (1) notice of acceptance hereof; (2) notice of any Advances or other financial accommodations made or extended under the Affiliate Credit Agreement or the Affiliate Loan Documents or the creation or existence of any Obligations; (3) notice of the amount of the Obligations, subject, however, to the Borrower's right to make inquiry of the Lender to ascertain the amount of the Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of the Affiliate Borrower or of any fact that might increase the Borrower's risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Affiliate Loan Documents; (6) notice of any Event of Default or Default under the Affiliate Credit Agreement; and (7) all other notices (except if such notice is specifically required to be given to the Borrower hereunder or under the Loan Documents to which the Borrower is a party) and demands to which the Borrower might otherwise be entitled.

                                                (ii)                its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Lender to institute suit against, or to exhaust any rights and remedies which the Lender has or may have against the Affiliate Borrower or any third Person, or against any collateral for the Obligations provided by the Affiliate Borrower or any third Person.  The Borrower further waives any defense arising by reason of any disability or other defense (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party in respect thereof.

                                                (iii)               any rights to assert against the Lender any defense (legal or equitable), set-off, counterclaim, or claim which the Borrower may now or at any time hereafter have against the Affiliate Borrower or any other party liable to the Lender; (2)  any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (3) any defense the Borrower has to performance hereunder, and any right The Borrower has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of:  the impairment or suspension of the Lender's rights or remedies against the Affiliate Borrower or any third Person; the alteration by the Lender of the Obligations; any discharge of the Affiliate Borrower or any third Person's obligations to the Lender by operation of law as a result of the Lender's intervention or omission; or the acceptance by the Lender of anything in partial satisfaction of the Obligations; and (4) the benefit of any statute of limitations affecting the Affiliate Borrower or such third Person's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to the Borrower's liability hereunder.

                                                (iv)              The Borrower hereby absolutely, unconditionally, knowingly, and expressly waives: (i) any right of subrogation the Borrower has or may have as against the Affiliate Borrower or any third Person with respect to the Obligations; (ii) any right to proceed against the Affiliate Borrower or any third Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which the Borrower may now have or hereafter have as against the Affiliate Borrower or any third Person with respect to the Obligations; and (iii) any right to proceed or seek recourse against or with respect to any property or asset of the Affiliate Borrower or any third Person.

                                                (v)                The Borrower absolutely, unconditionally, knowingly, and expressly waives any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by the Lender including any defense based upon an election of remedies by the Lender under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by the Lender under Section 1111(b) of the Bankruptcy Code to limit the amount of, or any collateral securing, its claim against the Affiliate Borrower.  Pursuant to California Civil Code Section 2856(b):

                                                The Borrower waives all rights and defenses arising out of an election of remedies by the Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrower's rights of subrogation and reimbursement against the Affiliate Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

                                                The Borrower waives all rights and defenses that the Borrower may have because the Obligations are secured by real property.  This means, among other things:  (1) the Lender may collect from the Borrower without first foreclosing on any real or personal property collateral pledged by the Affiliate Borrower; and (2) if the Lender forecloses on any real property collateral pledged by the Affiliate Borrower:  (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) the Lender may collect from the Borrower even if the Lender, by foreclosing on the real property collateral, has destroyed any right The Borrower may have to collect from the Affiliate Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because the Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

                                (b)               The Borrower also agrees that the "fair market value" provisions of Section 580a of the California Code of Civil Procedure shall have no applicability with respect to the determination of the Borrower's liability under this Agreement and the Loan Documents to which the Borrower is a party.

                                (c)                WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, THE BORROWER HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, AND 3605, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

                Section 9.5              Settlement or Releases.  The Borrower consents and agrees that, without notice to or by the Borrower, and without affecting or impairing the liability of the Borrower hereunder, the Lender may, by action or inaction:

                                (a)                compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Affiliate Credit Agreement or the Affiliate Loan Documents, or any part thereof, with respect to the Affiliate Borrower or any third Person;

                                (b)               release the Affiliate Borrower any third Person or grant other indulgences to the Affiliate Borrower or any guarantor of the Obligations in respect thereof;

                                (c)                amend or modify in any manner and at any time (or from time to time) any of the Affiliate Loan Documents or the Affiliate Credit Agreement; or

                                (d)               release or substitute any guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any other guaranty of the Obligations, or any portion thereof.

                Section 9.6              No Election.  The Lender shall have the right to seek recourse against the Borrower to the fullest extent provided for herein, and no election by the Lender to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Lender's right to proceed in any other form of action or proceeding or against other parties unless the Lender has expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Lender under this Agreement, the Loan Documents, the Affiliate Loan Documents or the Affiliate Credit Agreement, shall serve to diminish the liability of the Borrower under this Agreement and the Loan Documents to which the Borrower is a party except to the extent that the Lender finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

                Section 9.7              Indefeasible Payment.  The Obligations shall not be considered indefeasibly paid unless and until all payments to the Lender are no longer subject to any right on the part of any Person, including the Affiliate Borrower, the Affiliate Borrower as a debtor in possession, or any trustee (whether appointed pursuant to the Bankruptcy Code, or otherwise) of the Affiliate Borrower's assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.  In the event that, for any reason, any portion of such payments to the Lender is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made, and the Borrower shall be liable for the full amount the Lender is required to repay plus any and all costs and expenses (including attorneys' fees and attorneys' fees incurred in proceedings brought under the Bankruptcy Code) paid by the Lender in connection therewith.

                Section 9.8              Financial Condition of the Affiliate Borrower.  The Borrower acknowledges that it is presently informed as to the financial condition of the Affiliate Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  The Borrower hereby covenants that it will continue to keep informed as to the financial condition the Affiliate Borrower, the status of the other the Affiliate Borrower and of all circumstances which bear upon the risk of nonpayment.  Absent a written request from the Borrower to the Lender for information, the Borrower hereby waives any and all rights it may have to require the Lender to disclose to the Borrower any information which the Lender may now or hereafter acquire concerning the condition or circumstances of the Affiliate Borrower.

*   *    *

[remainder of this page intentionally left blank]

*    *    *

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Micro Motors, Inc. 151 E. Columbine Santa Ana, CA 92707 Telecopier: (714) 433-7200 Attention: Jeffrey J. Ritchey e-mail: jefrit@micromotorsinc.com	MICRO MOTORS, INC. By: Patrick Johnson, President
Wells Fargo Business Credit, Inc. 245 S. Los Robles Avenue, Suite 600 Pasadena, California 91101 Telecopier: (626) 844‑9063 Attention: Harry L. Joe e-mail: joeharry@wellsfargo.com	WELLS FARGO BUSINESS CREDIT, INC. By: Jeffrey A. Heisinger, Vice President

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note
Exhibit B	[Intentionally Omitted]
Exhibit C	Compliance Certificate
Exhibit D	Premises
Exhibit E	Form of Notice of Borrowing
Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral
Schedule 5.2	Capitalization and Organizational Chart
Schedule 5.5	Subsidiaries
Schedule 5.11	Intellectual Property Disclosures
Schedule 6.3	Permitted Liens
Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$3,000,000	Santa Ana, California
May 28, 2002

                For value received, the undersigned, MICRO MOTORS, INC., a Colorado corporation (the "Borrower"), jointly and severally with Oregon Micro Systems, Inc., an Oregon corporation, hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender"), at its main office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million Dollars ($3,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement of even date herewith (the "Credit Agreement") by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.

                This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

                The Borrower shall pay all costs of collection, including reasonable attorneys' fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

                Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MICRO MOTORS, INC.
By
Its President

Exhibit C to Credit and Security Agreement

Compliance Certificate

To:                   Harry L. Joe
                        Wells Fargo Business Credit, Inc.

Date:                __________________, 200___

Subject:            Micro Motors, Inc.

            Financial Statements

                In accordance with our Credit and Security Agreement dated as of May 28, 2002 (the "Credit Agreement"), attached are the financial statements of Micro Motors, Inc. (the "Borrower") as of and for ________________, 20___ (the "Reporting Date") and the year-to-date period then ended (the "Current Financials"). All terms used in this certificate have the meanings given in the Credit Agreement.

                I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower's financial condition as of the date thereof.

Events of Default. (Check one):

                  The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

                  The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.12(d) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Financial Covenants. I further hereby certify as follows:

                1.                  Minimum Tangible Net Worth.  Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower's Tangible Net Worth was $____________, which  satisfies  does not satisfy the requirement that such amount be not less than $_____________ on the Reporting Date as set forth in table below:

1

Test Date/Period	Minimum Tangible Net Worth
4/30/2002	$2,842,000
5/31/2002	$2,646,000
6/30/2002 and each month end thereafter	$2,737,000

                2.                  Minimum Net Income.  Pursuant to Section 6.2(b) of the Credit Agreement, the Borrower's Net Income (Net Loss) for the fiscal year-to-date period ending on the Reporting Date, was $____________, which  satisfies  does not satisfy the requirement that such amount be not less than $____________, as set forth in the table below:

Fiscal Year to Date Period Ending	Minimum Net Income (or Maximum Net Loss)
6/30/2002	$850,000

                3.                  Maximum Net Loss.  Pursuant to Section 6.2(c) of the Credit Agreement, the Borrower's Net Income (Net Loss) for the month ending on the Reporting Date was $____________, which  satisfies  does not satisfy the requirement that such amount be not less than -$75,000, commencing with the month ending July 31, 2002.

                4.                  Capital Expenditures. Pursuant to Section 6.2(i) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the _____________ year ended ______________, 200___, for Capital Expenditures, $___________ in the aggregate, which  satisfies  does not satisfy the requirement that such expenditures not exceed $150,00 in the aggregate during such year, or $50,000 for the fiscal quarter ended June 30, 2002.

                5.                  Salaries. As of the Reporting Date, the Borrower  is  is not in compliance with Section 6.8 of the Credit Agreement concerning salaries.

2

                Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

MICRO MOTORS, INC. By Its Chief Financial Officer

3

Exhibit D to Credit and Security Agreement

Premises

                The Premises referred to in the Credit and Security Agreement are legally described as follows:

[_To be completed by Borrower_]

Exhibit E to Credit and Security Agreement

NOTICE OF BORROWING

_____________, _______

TO:      Wells Fargo Business Credit, Inc.
            245 S. Los Robles Avenue, Suite 600
            Pasadena, California  91101
            Telecopier:  (626) 844‑9063
            Attention:  Harry L. Joe

                We refer to that certain Credit and Security Agreement dated as of May 28, 2002 (as amended or modified to date, the "Credit Agreement") by and between Micro Motors, Inc. and Wells Fargo Business Credit, Inc. Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

                Pursuant to Section 2.2(a) of the Credit Agreement, we hereby request or confirm our request for an Advance on the date, of the type(s) and in the amount(s) specified below.

Amount of Advance	Date of Borrowing
$

MICRO MOTORS, INC.
By Its

Schedule 5.1 to Credit and Security Agreement

Trade Names, Chief Executive Office, Principal Place of Business,

and Locations of Collateral

Trade Names

[_to be completed by Borrower_]

Chief Executive Office/Principal Place of Business

Other Inventory and Equipment Locations

[_to be completed by Borrower_]

Schedule 5.2 to Credit and Security Agreement

Capitalization and Organizational Chart

Holder	Type of Rights/Stock	No. of shares (after Exercise of all rights to acquire shares)	Percent interest on a fully diluted basis

Attach organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

[_to be completed by Borrower_]

Schedule 5.5  to Credit and Security Agreement

Subsidiaries

[_to be completed by Borrower_]

Schedule 5.11 to Credit and Security Agreement

Intellectual Property Disclosures

[_to be completed by Borrower_]

Schedule 6.3 to Credit and Security Agreement

Permitted Liens

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.

[_to be completed by Borrower_]

Schedule 6.4 to Credit and Security Agreement

Permitted Indebtedness and Guaranties

Indebtedness
Creditor	Principal Amount	Maturity Date	Monthly Payment	Collateral

[_to be completed by Borrower_]

Guaranties
Primary Obligor	Amount and Description of Obligation Guaranteed	Beneficiary of Guaranty

[_To be completed by Borrower_]

DRAFT
SEPTEMBER 6, 2002

FIRST AMENDMENT TO CREDIT AND SECURITY
AGREEMENT

                This Amendment, dated as of  September __, 2002, is made by and between MICRO MOTORS, INC., a Colorado corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

Recitals

                The Borrower and the Lender are parties to a Credit and Security Agreement, dated as of May 28, 2002 (the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

                The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

                1.                  Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

                                (a)                In addition, Section 1.1 of the Credit Agreement is amended by amending the definition of "Change of Control" to read as follows:

                "Change of Control" means the occurrence of any of the following events:

                                (a)                any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the voting power of all classes of voting stock of the Borrower.

                                (b)               During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Borrower, was approved by a vote of 66-2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Borrower then in office.

                                (c)                Either or both of Patrick L. Johnson and Jeffrey J. Ritchey shall cease to actively manage the Borrower's day-to-day business activities.

                2.                  No Other Changes. All of the terms and conditions of the Credit Agreement and the Loan Documents as amended by this Amendment shall remain in full force and effect.

                3.                  Amendment Fee. The Borrower shall pay the Lender as of the date hereof a fully earned, non-refundable fee (the "Amendment Fee") in the amount of $1,000 in consideration of the Lender's execution and delivery of this Amendment.

                4.                  Conditions Precedent. This Amendmentshall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

                                (a)                Payment of the Amendment Fee.

                                (b)               The Acknowledgment and Agreement of the Guarantor, The Acknowledgment and Agreement of the Affiliate Borrower and The Acknowledgment and Agreement of Subordinated Creditors set forth at the end of this Amendment, duly executed by the Guarantor, the Affiliate Borrower and Subordinated Creditors.

                                (c)                Such other matters as the Lender may require.

                5.                  Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

                                (a)                The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                                (b)               The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                                (c)                All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

                6.                  References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

                7.                  No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Defaultunder the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

                8.                  Release. The Borrower, Guarantor by signing the Acknowledgment and Agreement of Guarantor set forth below, the Affiliate Borrower by signing the Acknowledgment and Agreement of Affiliate Borrower set forth below and each Subordinated Creditor by signing the Acknowledgment and Agreement of Subordinated Creditors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower, Guarantor, Affiliate Borrower or such Subordinated Creditorhas had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

                9.                  Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the Amendment Fee.

                10.              Miscellaneous. This Amendment, the Acknowledgment and Agreement of Guarantor, the Acknowledgment and Agreement of Affiliate Borrower and the Acknowledgment and Agreement of Subordinated Creditors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BUSINESS CREDIT, INC.

By
Tony S. Lee
Its Senior Vice President

MICRO MOTORS, INC.

By
Patrick L. Johnson
Its President

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

                The undersigned, a guarantor of the indebtedness of Micro Motors, Inc. (the "Borrower") to Wells Fargo Business Credit, Inc. (the "Lender") pursuant to a Continuing Guaranty, dated as of May 28, 2002 (the "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower's present and future indebtedness to the Lender.

PRO-DEX, INC.

By
Patrick L. Johnson
Its President and Chief Executive Officer

ACKNOWLEDGMENT AND AGREEMENT OF AFFILIATE BORROWER

                Reference is hereby made to: (i) that certain Credit and Security Agreement (the "OMS Credit Agreement"), dated as of May 28, 2002, between the undersigned and Wells Fargo Business Credit, Inc. ("Lender"), and (ii) that certain Credit and Security Agreement (the "Credit Agreement"), dated as of May 28, 2002, between Micro Motors, Inc. (the "Borrower") and Lender.  Pursuant to the OMS Credit Agreement, the obligations of the undersigned under the OMS Credit Agreement are cross-defaulted with the obligations of Borrower under the Credit Agreement.  In light of the foregoing, the undersigned hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its OMS Credit Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its OMS Credit Agreement for all of the Borrower's present and future indebtedness to the Lender.

OREGON MICRO SYSTEMS, INC.

By

Its

ACKNOWLEDGMENT AND AGREEMENT OF SUBORDINATED CREDITORS

                The undersigned, each a subordinated creditor of Micro Motors, Inc. (the "Borrower") to Wells Fargo Business Credit, Inc. (the "Lender") pursuant to a separateSubordination Agreement, each dated as of May 28, 2002 (each a "Subordination Agreement"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 8 of the Amendment) and execution thereof; (iii) reaffirms his or itsobligations to the Lender pursuant to the terms of his or its Subordination Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Documents and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned underhis or its Subordination Agreement.

RONALD G. COSS, an individual

PRO-DEX, INC.

By
Patrick L. Johnson
Its President and Chief Executive Officer